Exhibit 5.1

[WILMERHALE LETTERHEAD]

October 27, 2006

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, MA 02139

Re:	Infinity Pharmaceuticals, Inc. 2000 Stock Incentive Plan

Infinity Pharmaceuticals, Inc. Pre-Merger Stock Incentive Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 3,457,715 shares of common stock, $0.001 par value per share (the “Shares”), of Infinity Pharmaceuticals, Inc., a Delaware corporation (formerly named Discovery Partners International, Inc.) (the “Company”), consisting of (i) 2,124,615 shares of Common Stock of the Company issuable under the Infinity Pharmaceuticals, Inc. 2000 Stock Incentive Plan (formerly named the Discovery Partners International, Inc. 2000 Stock Incentive Plan), as amended (the “2000 Plan”), and (ii) 1,333,100 shares of Common Stock of the Company issuable pursuant to assumed options previously granted under the Infinity Pharmaceuticals, Inc. Pre-Merger Stock Incentive Plan (formerly named the Infinity Pharmaceuticals, Inc. 2001 Stock Incentive Plan), as amended (together with the 2000 Plan, the “Plans”), which options were assumed by the Company pursuant to the Agreement and Plan of Merger and Reorganization, dated as of April 11, 2006, by and among the Company, Darwin Corp. and Infinity Discovery, Inc. (formerly named Infinity Pharmaceuticals, Inc.) (the “Merger Agreement”).

We have examined the Certificate of Incorporation and Bylaws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement, the Merger Agreement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

Infinity Pharmaceuticals, Inc.

October 27, 2006

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

In rendering this opinion, we bring to your attention the fact that a partnership in which interests are owned directly and/or beneficially by partners and employees of Wilmer Cutler Pickering Hale and Dorr LLP owns 9,455 shares of Common Stock of the Company.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Steven D. Singer
Steven D. Singer, a Partner